Exhibit 99.1

[SWNB Bancorp, Inc. letterhead]

August 20, 2018

RE:	Adjournment and Reconvening of the Special Meeting of Stockholders of SWNB Bancorp, Inc. (“SWNB”)

Dear SWNB Shareholder,

As you are aware, on May 18, 2018, SWNB entered into a business combination transaction with Hanmi Financial Corporation (“Hanmi”), which contemplated SWNB merging with and into Hanmi (the “Merger”) if certain conditions set forth in the Agreement and Plan of Merger (the “Transaction Agreement”) were met. One of those conditions is the approval of the Transaction Agreement by SWNB stockholders.

The purpose of this letter is to advise you that the special meeting of stockholders of SWNB at which the Transaction Agreement would be submitted to stockholder vote, scheduled to occur at 2:00 p.m. on Thursday, August 16, 2018 at the main office of SWNB’s banking subsidiary, Southwestern National Bank, was adjourned and has been reconvened for Tuesday, August 28, 2018, at 2:00 p.m.

The reconvened special stockholders’ meeting will continue to be held at the main office of Southwestern National Bank. Information about the special meeting can be found in the Notice of Special Meeting of Stockholders and Proxy Statement (“Proxy Statement”), dated July 12, 2018, that was previously mailed to SWNB stockholders on or about July 18, 2018.

At the special stockholders’ meeting held on August 16, 2018, stockholders holding a majority of the shares present at the meeting voted to adjourn the special stockholders’ meeting to Tuesday, August 28, 2018. The adjournment and reconvening of the meeting was necessary to enable SWNB stockholders to consider the revised terms of the Merger and the Transaction Agreement. Specifically, the merger consideration has been revised to change the mix of Hanmi common stock and cash in the merger consideration from 80% and 20%, respectively, to 70% and 30%, respectively (please refer to the enclosed amendment to the Transaction Agreement that was entered into by the parties on August 20, 2018).

As a result of this change, if the merger is completed, SWNB stockholders will be entitled to elect to receive for each share of SWNB common stock that they own: (1) $5.74 in cash or (2) 0.1961 shares of Hanmi common stock. SWNB stockholders may receive cash and/or Hanmi common stock for their shares of SWNB common stock. However, individual elections will be limited by the requirement that 70% of the shares of SWNB common stock must be exchanged for Hanmi common stock and 30% must be exchanged for cash. Therefore, the amount of Hanmi common stock and/or cash that each SWNB stockholder receives will depend on the elections made by other SWNB stockholders.

Based upon the 13,535,036 shares of SWNB common stock outstanding as of the date of this letter, Hanmi expects to pay approximately $23.7 million in cash and issue approximately 1,857,954 shares of Hanmi common stock upon completion of the merger.

The closing price of Hanmi common stock on August 17, 2018, the trading day before the date of this letter was $25.75, which, based on the 0.1961 exchange ratio, represented a value of $5.05 per share of SWNB common stock. The market price for Hanmi common stock will fluctuate before the merger.

Except as modified by this letter, the Proxy Statement remains unchanged, other than additional references to the merger consideration throughout the Proxy Statement that are modified by the disclosure in this letter.

Hanmi has obtained all necessary regulatory approvals to complete the Merger and stands ready to complete the Merger.

As we noted in the Proxy Statement, we ask you to vote “FOR” approval of the Merger Agreement. In addition, the fairness opinion of SWNB’s financial advisor, Sheshunoff & Co. Investment Banking, L.P., dated May 18, 2018, described in and attached as an appendix to the Proxy Statement, remains unchanged. Such opinion states that the merger consideration is fair, from a financial point of view, to SWNB shareholders

Your vote is important. If you have not already done so, please send in your proxy card pursuant to the instructions in the Proxy Statement, or otherwise vote in person at the special stockholders’ meeting. If you have already sent in your proxy card, but wish to change your vote, please follow the instructions in the previously mailed proxy card, send in a new proxy card or attend the special meeting and vote in person. We have enclosed a new proxy card in this letter for your convenience. Only the latest-dated proxy card counts.

In addition, if you have not already done so, please send in your election form pursuant to the instructions included with the election form sent under separate cover than the Proxy Statement. If you have already sent in your election form, but wish to change your election form, please follow the instructions included with the election form materials.

If you have any questions concerning the Merger or the reconvened special stockholders’ meeting, please do not hesitate to call Jody Lee at (713) 446-3618.

Thank you.

Sincerely,

C.K. Lee

Chairman of the SWNB Board of Directors

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (1) the benefits of the merger between Hanmi and SWNB, including anticipated future results, cost savings and accretion to reported earnings that may be realized from the merger; (2) Hanmi and SWNB’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (3) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the businesses of Hanmi and SWNB may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may not be fully realized or may take longer than expected; operating costs, customer loss and business disruption following the merger may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; the stockholders of SWNB may fail to approve the merger; credit and interest rate risks associated with Hanmi’s and SWNB’s respective businesses; and difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Hanmi’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Hanmi or SWNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Hanmi and SWNB do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger between Hanmi and SWNB. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, Hanmi filed a registration statement on Form S-4 with the SEC on June 22, 2018, that includes a proxy statement of SWNB and a prospectus of Hanmi (the “Proxy Statement/Prospectus”), as well as other relevant documents regarding the proposed transaction. The registration statement on Form S-4 has been declared effective and the Proxy Statement/Prospectus was first mailed to stockholders of SWNB on or about July 18, 2018. Before making any voting or investment decision, investors and security holders of SWNB are urged to carefully read the entire registration statement and Proxy Statement/Prospectus, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Hanmi with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Hanmi may be obtained free of charge at its website at www.hanmi.com or by contacting Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Richard Pimentel, Corporate Finance Officer, telephone (213) 427-3191.

Hanmi and SWNB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies of SWNB’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Hanmi and their ownership of Hanmi common stock is set forth in the proxy statement for Hanmi’s 2018 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 13, 2018. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.